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                                           EXHIBIT 11

                                       FERRO CORPORATION

                     Statement Regarding Computation of Earnings Per Share


                                                                Three Months Ended March 31
                                                                ---------------------------
(Dollars in Thousands)                                             1994            1993
                                                                -----------     ----------
 Primary:

  Weighted average shares and common
  stock equivalents                                             29,610,820      29,414,263

  Net Income                                                   $    11,324     $    13,122


  Less Preferred Stock Dividend
  Net of Tax                                                          (886)           (876)
                                                               -----------     -----------

  Income Available to Common
  Shareholders                                                 $    10,438     $    12,246
                                                               ===========      ==========

  Primary Earnings Per Common Share                            $      0.35     $      0.42(A)
                                                               ===========      ==========


Fully Diluted:

  Weighted average shares and common
  stock equivalents from above                                  29,610,820      29,414,263

  Adjustments (primarily assumed con-
  version of convertible preferred
  stock)                                                         2,473,420       2,521,775
                                                               -----------     -----------

                                                                32,084,240      31,936,038
                                                               ===========      ==========

  Net Income                                                   $    11,324     $    13,122

  Additional ESOP Contribution,
  Net of Tax                                                          (520)           (563)
                                                               -----------     -----------

  Adjusted Net Income                                          $    10,804     $    12,559
                                                               ===========      ==========
  Fully Diluted Earnings Per Common Share                      $      0.34     $      0.39(A)
                                                               ===========      ==========

(A) Before cumulative effect of accounting changes. Both Primary Earnings and Fully Diluted Earnings are $(0.28) after the cumulative effect of accounting changes.
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